Exhibit 99.1

Pacific Capital Bancorp Reports Strong Fourth Quarter 2011 Results

SANTA BARBARA, Calif.--(BUSINESS WIRE)--January 30, 2012--Pacific Capital Bancorp (Nasdaq:PCBC), a community bank holding company and parent of Santa Barbara Bank & Trust, reported net income of $12.3 million, or $0.37 per diluted share, for the three months ended December 31, 2011, compared with $20.5 million, or $0.62 per diluted share, for the three months ended September 30, 2011. Fourth quarter earnings results were impacted by a one-time, non-cash charge of $4.7 million related to the early redemption of $35.0 million in subordinated debt and a $3.9 million increase in the estimated earnout liability associated with final payments for the purchase of the Company’s two registered investment advisor subsidiaries.

This brings total net income to $96.3 million, or $2.99 per diluted share, since the closing of the $500 million investment from a wholly-owned subsidiary of Ford Financial Fund, L.P. on August 31, 2010. Net income for the year ended December 31, 2011, was $70.5 million, or $2.14 per diluted share.

Fourth Quarter Highlights

  Completed the early redemption of $35.0 million of outstanding subordinated debentures, resulting in a $4.7 million fourth quarter charge to noninterest expense, which eliminated an obligation that no longer fully qualified as Tier 2 capital value and will reduce interest expense by approximately $1.1 million in 2012. Including the redemption of subordinated debt, the Company has eliminated over $1.2 billion in wholesale funding since the recapitalization transaction;
  Ended the deferral of interest payments on Trust Preferred Securities and brought the obligations current;
  Delivered the fifth consecutive quarter of profitability following the successful recapitalization on August 31, 2010;
  Increased regulatory capital ratios to 12.4% and 20.2% for Tier 1 Leverage and Total Risk-Based Capital, respectively; and,
  Continued to execute the strategic plan to focus on core deposit growth, loan origination to commercial and private clients, and technology and operational infrastructure enhancements.

“We are very pleased with our achievements in the fourth quarter,” said Carl B. Webb, Chief Executive Officer of Pacific Capital Bancorp. “Our success in returning this outstanding community bank to profitability allowed us to move forward with the early redemption of our subordinated debt and end the deferral of interest payments on our trust preferred securities, both important milestones in our many months of progress.

“PCB has now reported five consecutive quarters of strong profitability, and we are among the most well capitalized financial institutions in the country,” said Webb. “Today, we are operating from a position of strength and stability, which allows us to focus on lending to customers throughout our markets and building the relationships that will continue to grow our core deposit base.”

Net interest income was $57.0 million, or 4.16% of average interest earning assets for the fourth quarter of 2011, compared with $55.8 million, or 4.08%, for the previous quarter. The increase is primarily the result of continued favorable performance from the Company’s purchased credit impaired loan pools and an overall decline in the cost of deposits. Lower interest expense in the fourth quarter was also effected by the maturity and redemption of debt, the continued benefit from the maturity of higher rate broker deposits, and the low interest rate environment.

Total noninterest income was $12.4 million in the fourth quarter of 2011, compared with $13.0 million in the third quarter of 2011. The decline is primarily the result of lower recorded gains on sales of assets.

Noninterest expense increased to $56.0 million for the fourth quarter of 2011, compared with $48.1 million in the prior quarter. The increase was primarily the result of a fourth quarter non-cash charge of $4.7 million related to Santa Barbara Bank & Trust, N.A.’s (“SBB&T”) redemption of $35.0 million in subordinated debt and a $3.9 million increase in the estimated earnout liability related to the Company’s registered investment advisor subsidiaries. The Company expects noninterest expense to continue to increase during 2012, as it continues to invest in technology and personnel.

Pacific Capital Bancorp and its wholly-owned banking subsidiary, SBB&T, exceed the ratios required to be considered, ”well capitalized” as well as capital levels that SBB&T is required to meet under its Operating Agreement with the Office of the Comptroller of the Currency. Regulatory capital ratios for SBB&T and the Company were 11.2% and 18.3%, and 12.4% and 20.2% at December 31, 2011, for Tier 1 leverage capital and total risk-based capital ratios, respectively.

Annual Report on Form 10-K

The Company intends to file with the Securities and Exchange Commission its Annual Report on Form 10-K for the year ended December 31, 2011, on or before March 15, 2012. This report can be accessed at the Securities and Exchange Commission’s website, www.sec.gov. Shortly after filing, it is also available free of charge at the Company’s website, www.pcbancorp.com or by contacting the Company’s Investor Relations Department.

About Pacific Capital Bancorp

Pacific Capital Bancorp, with $5.9 billion in assets, is the parent company of Santa Barbara Bank & Trust, N.A., a nationally chartered bank headquartered in Santa Barbara which operates 47 branches in eight California counties on the Central Coast of California. SBB&T provides a full line-up of community banking, commercial banking, and trust and wealth management products and services. The Company’s website, including investor relations information, can be found at www.pcbancorp.com; SBB&T’s website, including products and services information and branch locations, can be found at www.sbbt.com.

Forward Looking Statements

This press release contains “forward‐looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward‐looking statements to be covered by the safe harbor provisions for forward‐looking statements. All statements other than statements of historical fact are “forward- looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, acquisition and divestiture opportunities, plans and objectives of management for future operations, and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as “will likely result,” “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of these words and similar expressions are intended to identify these forward‐looking statements.

Forward‐looking statements are based on the Company’s current expectations and assumptions regarding its business, the regulatory environment, the economy and other future conditions. The Company’s actual results may differ materially from those contemplated by the forward‐looking statements. The Company cautions you against relying on any of these forward‐looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward‐looking statements are detailed in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed by the Company with the Securities and Exchange Commission on March 25, 2011.

Forward‐looking statements speak only as of the date they are made, and the Company does not undertake to update forward‐looking statements to reflect circumstances or events that occur after the date the forward‐looking statements are made, whether as a result of new information, future developments or otherwise, except as may be required by law.

Pacific Capital Bancorp
Consolidated Balance Sheets (unaudited)
(dollars and shares in thousands, except per share amounts)

	December 31, 2011	September 30, 2011
ASSETS
Cash and due from banks	$49,324	$41,907
Interest bearing demand deposits in other financial institutions	173,408	263,739
Cash and cash equivalents	222,732	305,646
Investment securities available for sale	1,503,425	1,447,246
Loans held for sale	3,072	3,727
Loans held for investment	3,660,961	3,620,463
Allowance for loan and lease losses	(5,528)	(4,288)
Net loans held for investment	3,655,433	3,616,175
Premises and equipment, net	75,749	74,589
FHLB stock and other investments	76,356	79,009
Goodwill and other intangible assets	89,255	91,403
Other assets	224,000	225,300
TOTAL ASSETS	$5,850,022	$5,843,095
LIABILITIES
Deposits
Noninterest bearing	$1,175,532	$1,122,350
Interest bearing	3,441,508	3,469,034
Total deposits	4,617,040	4,591,384
Securities sold under agreements to repurchase	315,919	316,741
Other borrowings	66,524	100,117
Other liabilities	88,569	89,874
TOTAL LIABILITIES	5,088,052	5,098,116

SHAREHOLDERS' EQUITY
Common stock ($0.001 par value; 50,000 authorized; 32,905 and 32,905 shares issued and outstanding at December 30, 2011, and September 30, 2011, respectively)	33	33
Paid in capital	651,066	650,582
Retained earnings	96,266	83,951
Accumulated other comprehensive income	14,605	10,413
TOTAL SHAREHOLDERS' EQUITY	761,970	744,979
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$5,850,022	$5,843,095

Pacific Capital Bancorp
Consolidated Statements of Operations (unaudited)
(dollars and shares in thousands, except per share amounts)

	Three Months	Three Months
	Ended	Ended
	December 31,	September 30,
	2011	2011
Interest income
Loans	$58,618	$58,271
Investment securities	7,649	7,229
Other	544	548
TOTAL INTEREST INCOME	66,811	66,048
Interest expense
Deposits	5,665	6,149
Securities sold under agreements to repurchase	2,497	2,502
Other borrowings	1,628	1,549
TOTAL INTEREST EXPENSE	9,790	10,200
NET INTEREST INCOME	57,021	55,848
Provision for loan losses	1,302	787
NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	55,719	55,061
Noninterest income
Service charges and fees	6,074	5,879
Trust and investment advisory fees	5,094	5,266
Loss on securities, net	—	(35)
Other	1,276	1,883
TOTAL NONINTEREST INCOME	12,444	12,993
Noninterest expense
Salaries and employee benefits	25,182	25,867
Net occupancy expense	5,615	6,042
Other	25,216	16,187
TOTAL NONINTEREST EXPENSE	56,013	48,096
INCOME BEFORE INCOME TAX BENEFIT	12,150	19,958
Income tax benefit	(165)	(515)
NET INCOME	$12,315	$20,473

Earnings per share:
Basic	$0.37	$0.62
Diluted	$0.37	$0.62
Weighted average number of common shares outstanding:
Basic	32,905	32,905
Diluted	32,918	32,958

Pacific Capital Bancorp
Consolidated Average Balances and Annualized Yields (unaudited)

	For the Three Months Ended			For the Three Months Ended
	December 31, 2011			September 30, 2011
	Average Balance	Income / Expense (3)	Yield / Rate (3)	Average Balance	Income / Expense (3)	Yield / Rate (3)
	(dollars in thousands)
Assets
Interest bearing demand deposits in other financial institutions	$250,836	$171	0.27%	$315,811	$182	0.23%
Securities:
Investment securities available for sale:
Taxable	1,257,223	5,494	1.73%	1,176,991	5,080	1.71%
Non taxable	206,683	2,155	4.17%	203,248	2,149	4.23%
Total securities	1,463,906	7,649	2.07%	1,380,239	7,229	2.08%
Loans: (1)
Commercial	204,394	5,671	11.01%	228,770	4,803	8.33%
Real estate - commercial (2)	2,142,913	35,251	6.58%	2,181,785	37,475	6.87%
Real estate - residential 1 to 4 family	1,238,788	16,272	5.25%	1,176,892	14,606	4.96%
Consumer loans	54,392	1,424	10.39%	60,694	1,387	9.07%
Total loans, gross	3,640,487	58,618	6.43%	3,648,141	58,271	6.38%
Other interest earning assets	77,620	373	1.91%	80,306	366	1.81%
Total interest earning assets	5,432,849	66,811	4.91%	5,424,497	66,048	4.86%
Noninterest earning assets	427,083			429,771
Total assets	$5,859,932			$5,854,268

Liabilities and shareholders' equity
Interest bearing deposits:
Savings and interest bearing transaction
accounts	$1,825,319	1,246	0.27%	$1,763,765	1,297	0.29%
Time certificates of deposit	1,602,400	4,419	1.09%	1,758,278	4,852	1.09%
Total interest bearing deposits	3,427,719	5,665	0.65%	3,522,043	6,149	0.69%
Borrowed funds:
Securities sold under agreements to repurchase	316,501	2,497	3.13%	317,501	2,502	3.13%
Other borrowings	95,811	1,628	6.74%	103,482	1,549	5.94%
Total borrowed funds	412,312	4,125	3.97%	420,983	4,051	3.82%
Total interest bearing liabilities	3,840,031	9,790	1.01%	3,943,026	10,200	1.02%
Noninterest bearing demand deposits	1,176,288			1,097,874
Other noninterest bearing liabilities	85,341			84,127
Shareholders' equity	758,272			729,241
Total liabilities and shareholders' equity	$5,859,932			$5,854,268

Net interest spread			3.90%			3.84%

Net interest income/margin		$57,021	4.16%		$55,848	4.08%

(1) Nonaccrual loans are included in loan balances. Interest income includes related net deferred fee income.
(2) Commercial real estate loans include multifamily residential real estate loans.
(3) Includes impact of accretion or amortization of discounts and premiums.

Pacific Capital Bancorp
Key Financial Ratios (unaudited)

	Three Months	Three Months
	Ended	Ended
	December 31,	September 30,
(in thousands, except per share amounts)	2011	2011

Financial Ratios, Consolidated:
Return on average equity	6.44%	11.14%
Return on average assets	0.83%	1.39%

Financial Ratios, SBB&T:
Return on average equity	6.72%	11.76%
Return on average assets	0.85%	1.42%

	December 31,	September 30,
	2011	2011

Capital Ratios, Consolidated:
Tier 1 leverage ratio	12.4%	12.1%
Tier 1 risk-based capital ratio	19.6%	19.1%
Total risk-based capital ratio	20.2%	20.0%

Capital Ratios, SBB&T:
Tier 1 leverage ratio	11.2%	10.9%
Tier 1 risk-based capital ratio	17.7%	17.2%
Total risk-based capital ratio	18.3%	18.1%

Book value per share of common stock:
Shares of common stock outstanding	32,905	32,905
Book value per share of common stock	$23.16	$22.64
Tangible book value per share of common stock	$20.44	$19.86

Pacific Capital Bancorp
Key Financial Information (unaudited)
(dollars in thousands)

Loan Aging Table – Based on Individual Loan Basis

	December 31, 2011
	Current	30-89 Days Past Due	90+ Days Past Due - Still Accruing	Nonaccrual	Total
Loans originated and purchased after Transaction Date	$587,522	$503	$—	$—	$588,025

PCI Revolving Pools	446,735	12,219	—	17,432	476,386

PCI Term Pools	2,411,642	59,975	124,933	—	2,596,550

Total Loans	$3,445,899	$72,697	$124,933	$17,432	$3,660,961

	September 30, 2011
	Current	30-89 Days Past Due	90+ Days Past Due - Still Accruing	Nonaccrual	Total
Loans originated and purchased after Transaction Date	$380,361	$850	$—	$—	$381,211

PCI Revolving Pools	462,172	11,263	—	26,752	500,187

PCI Term Pools	2,543,360	42,121	153,584	—	2,739,065

Total Loans	$3,385,893	$54,234	$153,584	$26,752	$3,620,463

CONTACT:
Pacific Capital Bancorp
Debbie Whiteley, Public Affairs Director
805.884.6680
debbie.whiteley@sbbt.com
or
Mark Olson, Chief Financial Officer
805.884.8635
mark.olson@sbbt.com